Exhibit 10.1
AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

Avis Budget Group, Inc. (the "Company") and Ronald L. Nelson (the "Executive") are parties to this certain Employment Agreement amended and restated as of December 29, 2008 (this "Agreement").

WHEREAS, Cendant Corporation (which has been renamed Avis Budget Group, Inc.) and the Executive were parties to a certain Employment Agreement effective as of April 14, 2003 (the "2003 Agreement"); and

WHEREAS, Cendant Corporation (which has been renamed Avis Budget Group, Inc.) and the Executive amended the 2003 Agreement in June, 2006, effective August 1, 2006 (the "2006 Agreement"); and

 WHEREAS, the Company and the Executive desire to amend and restate the 2006 Agreement in its entirety as set forth herein.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that this Agreement is amended and restated to read as follows:

SECTION I

EFFECTIVENESS

This Agreement shall be effective as of August 1, 2006 (the "Effective Date").

SECTION II

EMPLOYMENT; POSITION AND RESPONSIBILITIES

The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for the Period of Employment as provided in Section III below and upon the terms and conditions provided in this Agreement.  During the Period of Employment, the Executive shall serve as Chief Executive Officer of the Company and shall report to, and be subject to the direction of, the Board of Directors of the Company (the "Board").  The Executive shall perform such duties and exercise such supervision with regard to the business of the Company as are associated with his position, as well as such additional duties as may be prescribed from time to time by the Board.  The Executive shall, during the Period of Employment, devote substantially all of his time and attention during normal business hours to the performance of services for the Company.  The Executive shall maintain a primary office and conduct his business in Parsippany, New Jersey (the "Business Office"), except for normal and reasonable business travel in connection with his duties hereunder.

In addition, effective upon the Effective Date, the Executive shall serve as Chairman, and a member, of the Board; provided, however, that the Executive's continued service as a member of the Board shall at all times remain subject to any and all nomination and election procedures in accordance with the Company's by-laws.

SECTION III

PERIOD OF EMPLOYMENT

The period of the Executive's employment under this Agreement (the "Period of Employment") shall begin on the Effective Date and shall end on the fourth anniversary of the Effective Date (the "Term"), subject to earlier termination as provided in this Agreement.  Effective upon the expiration of the Term, Executive's employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of one year (the "Additional Term") commencing upon the expiration of the Term unless either party shall have given written notice to the other, at least six (6) months prior to the expiration of the Term of its intention not to extend the Period of Employment hereunder; provided that any such notice of non-extension delivered by the Company to Executive shall be deemed to constitute a Constructive Discharge (as defined below) of the Executive.

SECTION IV

COMPENSATION AND BENEFITS

For all services rendered by the Executive pursuant to this Agreement during the Period of Employment, including services as an executive officer, director or committee member of the Company or any subsidiary or affiliate of the Company, the Executive shall be compensated as follows:

(a)  Base Salary.  The Company shall initially pay the Executive a fixed base salary ("Base Salary") of not less than $1,000,000, per annum, and thereafter the Executive shall be eligible to receive annual increases as the Board deems appropriate, in accordance with the Company's customary procedures regarding salaries of senior officers.  Base Salary shall be payable according to the customary payroll practices of the Company, but in no event less frequently than once each month.

(b)  Annual Incentive Awards.  The Executive shall be eligible to earn a target Annual Bonus for each fiscal year of the Company ending during the Period of Employment (each, an "Annual Bonus") equal to 150% of the Executive's Base Salary for such fiscal year, if the Company achieves the target performance goals established by the Compensation Committee (the "Committee") for such fiscal year. The Committee may establish such metrics whereby the Executive may earn an Annual Bonus in excess of the target Annual Bonus or an Annual Bonus less than the target Annual Bonus.

Any Annual Bonus that becomes payable to the Executive pursuant to this Section shall be paid to the Executive as soon as reasonably practicable following receipt by the Board of the audited consolidated financial statements of the Company for the relevant fiscal year, but in no event later than two and a half (2 1/2) months following the end of the applicable fiscal year in which such Annual Bonus was earned.  The Executive shall be entitled to receive any Annual Bonus that becomes payable in a lump sum cash payment, or, at his election, in any form that the Board generally makes available to the Company's executive management team; provided that any such election is made by the Executive in compliance with Section 409A ("Section 409A") of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder.

(c)  Long-Term Incentive Awards.  The parties hereby acknowledge that (i) pursuant to the 2006 Agreement, the Executive was awarded a long-term incentive equity award with a grant date value equal to $6 million (the "Initial Grant") and (ii) the Initial Grant is subject to such terms and conditions, including relating to vesting conditions, as determined by the Committee (but subject to accelerated vesting in accordance with Section VIII below), and is evidenced in a written grant agreement and granted pursuant to a stock plan of the Company.  During the Period of Employment, the Executive shall be eligible for long term incentive awards as determined by the Committee in its discretion.

(d)  Additional Benefits.  The Executive shall be entitled to participate in all other compensation and employee benefit plans or programs and receive all benefits and perquisites for which salaried employees of the Company generally are eligible under any plan or program now in effect, or later established by the Company, on a basis no less favorable than as provided to any other executive of the Company.  The Executive shall participate to the extent permissible under the terms and provisions of such plans or programs, and in accordance with the terms of such plans and program.  Without limiting the generality of the foregoing, the Executive will be provided benefits and perquisites on such terms and conditions as determined by the Board, which determination will be based in part upon comparisons to chief executive officers of public companies of comparable size and industry to the Company and by comparison to those benefits the Executive received pursuant to the 2003 Agreement.

(e)  Further Consideration.  The Company acknowledges and agrees to provide the Executive with the following benefits notwithstanding anything herein to the contrary.  Upon the Executive's termination of employment from the Company and its subsidiaries for any reason, including, without limitation, due to or following any non-renewal of this Agreement, Resignation, or termination by the Company with or without Cause, the Executive and each person who is his covered dependent at such time under each applicable benefit plan sponsored or provided by the Company shall remain eligible to continue to participate in all of such plans (as they may be modified from time to time with respect to all senior executive officers), (the "Post-Employment Plans") until the end of the plan year in which the Executive reaches, or would have reached, age seventy-five (75) (such benefits, the "Post-Employment Benefits").  The Executive is currently eligible to participate in the following Post-Employment Plans: Executive Physical Exams, Medical Expense Reimbursement Plan (MERP), Medical Insurance, Dental Insurance, Group Life Insurance (up to $1 million coverage on Executive's life), Vision Service Plan.  Coverage under such Post-Employment Plans shall be subject to the Executive and/or such dependents, as applicable, continuing to pay the applicable employee portion of any premiums, co-payments, deductibles and similar costs.  Solely with respect to the Executive's dependents, such coverage shall terminate upon such earlier date if and when they become ineligible for any such benefits under the terms of such plans and provided, that once the Executive or his dependents become eligible for Medicare or any other government-sponsored medical insurance plan, or if the Executive is eligible to participate in any other company's medical insurance plan as an employee after the termination of his employment, the Executive or his dependents shall utilize such government plan or other company plan, and the Company's insurance obligations as part of the Post-Employment Benefits hereunder shall become secondary to such government plan or other company plan.  Notwithstanding the foregoing, the Company may meet any of its foregoing obligations under the Post-Employment Plans by paying for, or providing for the payment of, such benefits directly or through alternative plans or individual policies which are no less favorable in all material respects (with respect to both coverage and cost to the Executive) to the Post-Employment Plans.  If the Company meets its obligations by paying for the Post-Employment Plans pursuant to the foregoing sentence, any reimbursements required to be made by the Company to the Executive shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.  In addition, in no event shall the Post-Employment Benefits provided or the amount of the expenses eligible for reimbursement during one calendar year affect the Post-Employment Benefits provided or the amount of expenses eligible for reimbursement in any other calendar year.

SECTION V

BUSINESS EXPENSES

The Company shall reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Agreement.  The Executive shall comply with such limitations and reporting requirements with respect to expenses as may be established by the Company from time to time and shall promptly provide all appropriate and requested documentation in connection with such expenses.  Further, the Executive will receive access to Company aircraft or alternative air transportation, subject to applicable Company policies.

SECTION VI

DEATH AND DISABILITY

The Period of Employment shall end upon the Executive's death.  If the Executive experiences a Disability (as defined below) during the Period of Employment, the Period of Employment may be terminated at the option of the Executive upon notice of resignation to the Company, or at the option of the Company upon notice of termination to the Executive.  For purposes of this Agreement, "Disability" shall have the meaning set forth in Section 409A.  The Company's obligation to make payments to the Executive under this Agreement shall cease as of such date of termination, except for Base Salary and any Annual Bonus earned but unpaid as of the date of such termination (the "Accrued Obligations"), and, in such event (a) each of the Executive's then outstanding options to purchase shares of Company common stock that were granted prior to the Effective Date and options to purchase shares of Wyndham Worldwide Corporation common stock (and its successors) (the "Pre-Existing Options") shall become immediately and fully vested and exercisable (to the extent not already vested) and, shall remain exercisable during the extended post-termination exercise period set forth in the 2003 Agreement, (b) each option to purchase shares of the Company common stock or stock appreciation right granted on or after the Effective Date shall become immediately and fully vested and exercisable (to the extent not already vested) and, notwithstanding any term or provision relating to such option to the contrary, shall remain exercisable until the first to occur of the third (3rd ) anniversary of the Executive's termination of employment and the original expiration date of such option, (c) all other long-term equity awards (including, without limitation, the Initial Grant) then outstanding shall become immediately vested, and (d) the Company shall pay the Executive (or his surviving spouse, estate or personal representative, as applicable) a cash amount equal to the Executive's target Annual Bonus for the year in which the Executive is terminated multiplied a fraction the numerator of which is the total number of days during the applicable calendar year during which the Executive was employed by the Company and the denominator of which is 365.

SECTION VII

EFFECT OF TERMINATION OF EMPLOYMENT

(a)  Without Cause Termination and Constructive Discharge.  Subject to the provisions of Section VII(d), if the Executive's employment terminates during the Period of Employment and, in the event of a Corporate Transaction, prior to January 15th of the year following the year in which the Corporate Transaction occurs, due to either a Without Cause Termination or a Constructive Discharge (each as defined below): (i) the Accrued Obligations shall be paid to the Executive in accordance with paragraph (d) below, (ii) the Company shall pay the Executive (or his surviving spouse, estate or personal representative, as applicable), within five (5) days following the Release Date (as defined in paragraph (d) below) (or, in the event that the Release Date (as defined in Section VII(d) below is extended in accordance with the dispute provisions set forth in Section VII(d) below, upon resolution of the dispute), an amount equal to 299% multiplied by the sum of (A) the Executive's then current Base Salary, plus (B) the Executive's then current target Annual Bonus; (iii) each of the Executive's then outstanding Pre-Existing Options shall become immediately and fully vested and exercisable (to the extent not already vested) and in accordance with the terms and conditions applicable to such options set forth in the 2003 Agreement, and shall remain exercisable for the extended post-termination exercise period set forth in the 2003 Agreement; (iv) each option to purchase shares of the Company common stock or stock appreciation right granted on or after the Effective Date shall become immediately and fully vested and exercisable (to the extent not already vested) and, notwithstanding any term or provision thereof to the contrary, shall remain exercisable until the first to occur of the third (3rd ) anniversary of the Executive's termination of employment and the original expiration date of such option or stock appreciation right, and (v) all other long-term equity awards (including, without limitation, restricted stock units) shall become immediately vested.

(b)  Termination for Cause; Resignation.  If the Executive's employment terminates due to a Termination for Cause or a Resignation, the Accrued Obligations shall be paid to the Executive in accordance with paragraph (d) below.  Outstanding stock options and other equity awards held by the Executive as of the date of termination shall be treated in accordance with their terms.  Except as provided in this paragraph, the Company shall have no further obligations to the Executive hereunder.

(c)  For purposes of this Agreement, the following terms have the following meanings:

(i)  "Termination for Cause" means termination of the Executive by the Company as a result of (a) the Executive's willful failure to substantially perform his duties as an employee of the Company or any subsidiary (other than any such failure resulting from incapacity due to physical or mental illness), (b) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or any subsidiary, (c) the Executive's conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal), (d) the Executive's gross negligence in the performance of his duties or (e) the Executive purposefully or negligently makes (or has been found to have made) a false certification to the Company pertaining to its financial statements.

(ii)  "Constructive Discharge" means (a) any material failure of the Company to fulfill its obligations under this Agreement (including without limitation any material reduction of the Base Salary, as the same may be increased during the Period of Employment, or any material reduction in any other material element of compensation) or any material diminution to the Executive's duties and responsibilities relating to service as an executive officer, (b) the Business Office is relocated to any location that increases the Executive's one-way commute by more than 30 miles or the Business Office is relocated to New York City provided, in each case, that such relocation constitutes a material negative change to the Executive's employment relationship, (c) during the Period of Employment, the Executive is not the Chief Executive Officer and the most senior executive officer of the Company; or does not report directly to the Board, (d) the Company provides notification under Section III of this Agreement that it is not extending the Agreement for an Additional Term, provided that the Executive is willing and able to extend the Agreement and to continue providing services under the Agreement, (e) the Additional Term expires and the Company does not offer to extend this Agreement, as amended through such expiration date on substantially similar terms to then-existing terms and conditions, for a period of not less than 2 years and not more than 4 years, provided that the Executive is willing and able to extend the Agreement and to continue providing services under the Agreement, (f) the occurrence of a "Corporate Transaction" as defined below, (g) the Executive is not nominated to be a member of the Board, or (h) failure of a successor to the Company to assume this Agreement in accordance with Section XIV below.  The Executive shall provide the Company a written notice of his intention to terminate employment pursuant to a Constructive Discharge within 60 days after the Executive knows or has reason to know of the occurrence of any such event which notice describes the circumstances being relied on for the termination with respect to this Agreement.  Notwithstanding the above, the Company shall have thirty (30) days after receipt of such notice to remedy the event prior to the termination for Constructive Discharge and, upon the timely remedy of such event, such event shall no longer constitute a basis for Constructive Discharge and the Executive's notice of termination pursuant to a Constructive Discharge shall be rescinded.

(iii)  "Without Cause Termination" or "Terminated Without Cause" means termination of the Executive's employment by the Company other than due to death, Disability, or Termination for Cause.

(iv)  "Resignation" means a termination of the Executive's employment by the Executive, other than in connection with a Constructive Discharge or other than due to death or Disability.

(v)  "Corporate Transaction" means either:

(1)  any "person," as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act, as amended (the "Exchange Act") (other than (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (C) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Company common stock), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding voting securities (excluding any person who becomes such a beneficial owner in connection with a transaction immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such transaction or, if the Company or the entity surviving the transaction is then a subsidiary, the ultimate parent thereof); or

(2)  the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least one-half (1/2) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended.

(d)  Conditions to Payment and Acceleration; Section 409A.

(i)  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to the Executive under Section VII of this Agreement until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.

(ii)  All payments due to the Executive under this Section VII shall be subject to, and contingent upon, the Executive (or his beneficiary or estate) (x) executing a release of claims against the Company and its affiliates (in such reasonable form determined by the Company in its sole discretion) within forty-five days following the Executive's separation from service (or, in the event of a dispute, upon resolution of the dispute, provided that such extension does not result in, as applicable, the disputed payments constituting deferred compensation within the meaning of Section 409A or the imposition of additional taxes under Section 409A) and (y) failing to revoke such release (the date on which the release becomes irrevocable, the "Release Date").

(iii)  To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Executive’s termination of employment shall instead be paid on the first business day after the date that is six months following the Executive’s termination of employment (or upon the Executive’s death, if earlier).

(iv)  The intent of the Parties is that payments and benefits under this Agreement comply with Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A and any payments described in this Agreement that are due within the "short term deferral period" as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise.

(v)  The payments due to the Executive under this Section VII shall be in lieu of any other severance benefits otherwise payable to the Executive under any severance plan of the Company or its affiliates.

SECTION VIII

OTHER DUTIES OF THE EXECUTIVE

DURING AND AFTER THE PERIOD OF EMPLOYMENT

(a)  The Executive shall, with reasonable notice during or after the Period of Employment, furnish information as may be in his possession and fully cooperate with the Company and its affiliates as may be requested in connection with any claims or legal action in which the Company or any of its affiliates is or may become a party.  After the Period of Employment, the Executive shall cooperate as reasonably requested with the Company and its affiliates in connection with any claims or legal actions in which the Company or any of its affiliates is or may become a party.  The Company agrees to reimburse the Executive for any reasonable out-of-pocket expenses incurred by Executive by reason of such cooperation, including any loss of salary, and the Company shall make reasonable efforts to minimize interruption of the Executive's life in connection with his cooperation in such matters as provided for in this paragraph.

(b)  The Executive recognizes and acknowledges that all information pertaining to this Agreement or to the affairs; business; results of operations; accounting methods, practices and procedures; members; acquisition candidates; financial condition; clients; customers or other relationships of the Company or any of its affiliates ("Information") is confidential and is a unique and valuable asset of the Company or any of its affiliates.  Access to and knowledge of certain of the Information is essential to the performance of the Executive's duties under this Agreement.  The Executive shall not during the Period of Employment or thereafter, except to the extent reasonably necessary in performance of his duties under this Agreement, give to any person, firm, association, corporation, or governmental agency any Information, except as may be required by law.  The Executive shall not make use of the Information for his own purposes or for the benefit of any person or organization other than the Company or any of its affiliates.  The Executive shall also use his best efforts to prevent the disclosure of this Information by others.  All records, memoranda, etc. relating to the business of the Company or its affiliates, whether made by the Executive or otherwise coming into his possession, are confidential and shall remain the property of the Company or its affiliates.

(c)  (i)           During the Period of Employment and for a two (2) year period thereafter (the "Restricted Period"), irrespective of the cause, manner or time of any termination, the Executive shall not use his status with the Company or any of its affiliates to obtain loans, goods or services from another organization on terms that would not be available to him in the absence of his relationship to the Company or any of its affiliates.

(ii)  During the Restricted Period, the Executive shall not make any statements or perform any acts intended to have the effect of advancing the interest of any existing competitors (or any entity the Executive knows to be a prospective competitor) of the Company or any of its affiliates or in any way injuring the interests of the Company or any of its affiliates.  During the Restricted Period, the Executive, without prior express written approval by the Board, shall not engage in, or directly or indirectly (whether for compensation or otherwise) own or hold proprietary interest in, manage, operate, or control, or join or participate in the ownership, management, operation or control of, or furnish any capital to or be connected in any manner with, any party which competes in any way or manner with the business of the Company or any of its affiliates, as such business or businesses may be conducted from time to time, either as a general or limited partner, proprietor, common or preferred shareholder (other than being less than a 5% shareholder in a publicly traded company), officer, director, agent, employee, consultant, trustee, affiliate, or otherwise.  The Executive acknowledges that the Company's and its affiliates' businesses are conducted nationally and internationally and agrees that the provisions in the foregoing sentence shall operate throughout the United States and those countries in the world where the Company then conducts business or has a plan to conduct business.

(iii)  During the Restricted Period, the Executive, without express prior written approval from the Board, shall not solicit any members or the then-current clients of the Company or any of its affiliates for any existing business of the Company or any of its affiliates or discuss with any employee of the Company or any of its affiliates information or operation of any business intended to compete with the Company or any of its affiliates.

(iv)  During the Restricted Period, the Executive shall not interfere with the employees or affairs of the Company or any of its affiliates or solicit or induce any person who is an employee of the Company or any of its affiliates to terminate any relationship such person may have with the Company or any of its affiliates, nor shall the Executive during such period directly or indirectly engage, employ or compensate, or cause any person with which the Executive may be affiliated, to engage, employ or compensate, any employee of the Company or any of its affiliates.  The Executive hereby represents and warrants that the Executive has not entered into any agreement, understanding or arrangement with any employee of the Company or any of its affiliates pertaining to any business in which the Executive has participated or plans to participate, or to the employment, engagement or compensation of any such employee.

(v)  For the purposes of this Agreement, proprietary interest means legal or equitable ownership, whether through stock holding or otherwise, of an equity interest in a business, firm or entity or ownership of more than 5% of any class of equity interest in a publicly-held company and the term "affiliate" shall include without limitation all subsidiaries and material licensees of the Company.

(d)  The Executive hereby acknowledges that damages at law may be an insufficient remedy to the Company if the Executive violates the terms of this Agreement and that the Company shall be entitled, upon making the requisite showing, to preliminary and/or permanent injunctive relief in any court of competent jurisdiction to restrain the breach of or otherwise to specifically enforce any of the covenants contained in this Section VIII without the necessity of showing any actual damage or that monetary damages would not provide an adequate remedy.  Such right to an injunction shall be in addition to, and not in limitation of, any other rights or remedies the Company may have.  Without limiting the generality of the foregoing, neither party shall oppose any motion the other party may make for any expedited discovery or hearing in connection with any alleged breach of this Section VIII.

(e)  The period of time during which the provisions of this Section VIII shall be in effect shall be extended by the length of time during which the Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company's application for injunctive relief.

(f)  The Executive agrees that the restrictions contained in this Section VIII are an essential element of the compensation the Executive is granted hereunder and but for the Executive's agreement to comply with such restrictions, the Company would not have entered into this Agreement.

SECTION IX

INDEMNIFICATION

The Company shall indemnify the Executive to the fullest extent permitted by the laws of the state of the Company's incorporation in effect at that time, or the certificate of incorporation and by-laws of the Company, whichever affords the greater protection to the Executive (including payment of expenses in advance of final disposition of a proceeding).

SECTION X

CERTAIN TAXES

Anything in this Agreement or in any other plan, program or agreement to the contrary notwithstanding and except as set forth below, in the event that (i) the Executive becomes entitled to any benefits or payments under Section VII hereof and (ii) it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section X) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  Notwithstanding the foregoing provisions of this Section X, if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount, provided, however, that the payments or benefits to be eliminated in effecting such reduction shall be agreed upon between the Company and the Executive.  All determinations required to be made under this Section X, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP or such other certified public accounting firm as may be designated by the Company.  In no event will the Gross-Up Payment be made later than forty-five (45) days following the date on which the Executive remits the Excise Tax to the Internal Revenue Service.

SECTION XI

MITIGATION

The Executive shall not be required to mitigate the amount of any payment provided for hereunder by seeking other employment or otherwise, nor shall the amount of any such payment be reduced by any compensation earned by the Executive as the result of employment by another employer after the date the Executive's employment hereunder terminates.

SECTION XII

WITHHOLDING TAXES

The Executive acknowledges and agrees that the Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.

SECTION XIII

EFFECT OF PRIOR AGREEMENTS

Except as otherwise specifically set forth herein, this Agreement shall supersede any prior agreements between the Company, and the Executive (including but not limited to the 2003 Agreement and 2006 Agreement) hereof, and any such prior agreement shall be deemed terminated without any remaining obligations of either party thereunder.

SECTION XIV

CONSOLIDATION, MERGER OR SALE OF ASSETS

Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or other entity which assumes this Agreement and all obligations and undertakings of the Company hereunder.  If (i) there is a merger, consolidation, sale of all or substantially all of the Company's assets, or other business combination involving the Company, or (ii) all or substantially all of the stock of the Company is acquired by another company, the term "the Company" shall mean the successor to the Company's business or assets referred to in (i) above or such company referred to in (ii) above, and this Agreement shall continue in full force and effect.  Notwithstanding the foregoing, the Company shall require any successor thereto (whether direct or indirect, by purchase, merger, consolidation, or otherwise), by agreement in form and substance reasonably satisfactory to the Executive to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

SECTION XV

MODIFICATION

This Agreement may not be modified or amended except in writing signed by the parties.  No term or condition of this Agreement shall be deemed to have been waived except in writing by the party charged with waiver.  A waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver for the future or act on anything other than that which is specifically waived.

SECTION XVI

GOVERNING LAW

This Agreement has been executed and delivered in the State of New Jersey and its validity, interpretation, performance and enforcement shall be governed by the internal laws of that state.

SECTION XVII

ARBITRATION

(a)  Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement (other than with respect to the matters covered by Section VIII for which the Company may, but shall not be required to, seek injunctive relief) shall be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved shall deliver a notice to the other party setting forth the specific points in dispute.  Any points remaining in dispute twenty (20) days after the giving of such notice may be submitted to arbitration in New York, New York, to the American Arbitration Association, before a single arbitrator appointed in accordance with the arbitration rules of the American Arbitration Association, modified only as herein expressly provided.  After the aforesaid twenty (20) days, either party, upon ten (10) days notice to the other, may so submit the points in dispute to arbitration.  The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

(b)  The decision of the arbitrator on the points in dispute shall be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof.

(c)  Except as otherwise provided in this Agreement, the arbitrator shall be authorized to apportion its fees and expenses and the reasonable attorneys' fees and expenses of any such party as the arbitrator deems appropriate.  In the absence of any such apportionment, the fees and expenses of the arbitrator shall be borne equally by each party, and each party shall bear the fees and expenses of its own attorney.

(d)  The parties agree that this Section XVII has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this Section XVII shall be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award.  In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

(e)  The parties shall keep confidential, and shall not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

SECTION XVIII

SURVIVAL

Sections VIII, IX, X, XI, XII and XIII shall continue in full force in accordance with their respective terms notwithstanding any termination of the Period of Employment.

SECTION XIX

SEPARABILITY

All provisions of this Agreement are intended to be severable.  In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Agreement.  The parties hereto further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

AVIS BUDGET GROUP, INC.

/s/ Mark Servodidio

By:       Mark Servodidio
Title:    Executive Vice President, Human Resources

    /s/ Ronald L. Nelson

    Ronald L. Nelson

Each of the undersigned subsidiaries of the Company hereby guarantees to the Executive the prompt and complete payment and performance by the Company when due of the Company’s obligations to make payments due to the Executive that are delayed in accordance with Section VII(d)(iii) in consideration for the services the Executive renders to such subsidiary in his role as Chief Executive Officer of Avis Budget Group, Inc.; provided that, as to any subsidiary, this guarantee shall be null and void and have no effect whatsoever with respect to such subsidiary for any period (including as of the Effective Date) during which this guarantee conflicts with or constitutes a breach of any obligation of such subsidiary under any currently applicable agreement or other obligation applicable to such subsidiary or any applicable law, rule or regulation (whether currently applicable or applicable at any time in the future).

IN WITNESS WHEREOF, the undersigned have executed this Guarantee as of the Effective Date.

AVIS BUDGET CAR RENTAL, LLC
AVIS BUDGET HOLDINGS, LLC
AVIS BUDGET FINANCE, INC.
AVIS CAR RENTAL GROUP, LLC
ARACS LLC
AVIS RENT A CAR SYSTEM, LLC
AVIS ASIA AND PACIFIC, LIMITED
AVIS CARIBBEAN, LIMITED
AVIS ENTERPRISES, INC.
AVIS GROUP HOLDINGS, LLC
AVIS INTERNATIONAL, LTD.
PF CLAIMS MANAGEMENT, LTD
AB CAR RENTAL SERVICES, INC.
AVIS OPERATIONS, LLC
BGI LEASING, INC.
RUNABOUT, LLC
WIZARD SERVICES, INC.

/s/ Mark Servodidio

By:       Mark Servodidio
Title:    Executive Vice President, Human Resources

BUDGET RENT A CAR SYSTEM, INC.
BUDGET TRUCK RENTAL, LLC
PR HOLDCO, INC.

/s/ Edward Pictroski

By:       Edward Pictroski
Title:    Senior Vice President, Human Resources